January 1, 2004

John Emery

Re:     Amendment to Employment Agreement

Dear John:

This letter confirms our agreement and shall serve to amend the August 13, 2001 Employment Agreement between you and the Company in accordance with the following:

3 (d)         Bonus
The paragraph shall be amended to read as follows:

The Executive shall be eligible for a bonus in each calendar year, based on the Executive’s success in reaching or exceeding performance objectives as determined by the Chief Executive Officer or his/her designee, the amount of such bonus, if any, to be determined in the discretion of the Company. Notwithstanding the foregoing, if the Executive remains employed by the Company through the bonus payout date, the Executive shall be entitled to a bonus range of 0 - 100% (50% target) of the Executive’s then current base salary, with the amount of such bonus, if any, remaining subject to the discretion of the Company.
3 (g)         Travel Allowance
The paragraph shall be amended to read as follows:
        During the period of Executive’s employment by the Company, the Company shall pay to the Executive as a travel allowance the net amount of $500.00 per month.

Very truly yours,

VENTIV HEALTH, INC.

By:
/s/ ERAN BROSHY
Eran Broshy Chief Executive Officer

Accepted and agreed to by:
/s/ John R. Emery
John R. Emery Chief Financial Officer